For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES HIGHER THIRD QUARTER EARNINGS

•	Diluted EPS of $0.45, up 55% compared to 2Q 09, and up 10% compared to 3Q 08
•	Debt levels reduced 24% from December 2008
•	$34.7 million year-to-date operating cash flow

October 27, 2009

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $118.9 million and diluted earnings per share of $0.45 for the third quarter of 2009.

Michael F. Barry, Chairman, Chief Executive Officer and President, stated, "We had a strong quarter in a very challenging global environment as our volumes continue to be well below prior periods.  Our aggressive actions over the past year have enabled our profitability despite the lower volumes caused by the global recession.  In the third quarter, we experienced a modest recovery in most end markets as our volumes improved from the second quarter.  Over the longer term, we expect our volumes to continue to increase but it will take time to get back to historical levels as there is still a great deal of uncertainty in our end markets, especially over the next several quarters.  While I am pleased with the sequential improvement in our quarterly earnings over the past year, our profitability is still not at the level where we need it to be over the longer term."

Mr. Barry added, "The third quarter was also another strong quarter in 2009 for cash flow generation.  Since the beginning of the year, we generated nearly $35 million of operating cash flow and have now paid down our debt by 24%.  Over this challenging period, we have also maintained our dividend and are near completion of the largest capital expenditure in our history — our Middletown, Ohio plant expansion.  We remain committed to investing in our key growth initiatives for our customers and continue to be confident in our future."

Third Quarter Summary

Net sales for the third quarter were $118.9 million, down 25% from $159.5 million for the third quarter of 2008.  The decrease in net sales was primarily due to volume declines in all of the Company’s regions and market segments, with the exception of modest growth in Asia/Pacific, as the global economic downturn continued to impact the Company.  Volumes were down approximately 22% and foreign exchange rate translation decreased net sales by approximately 3%.  However, third quarter 2009 volumes were approximately 18% higher than the second quarter of 2009.

Gross margins were down approximately $2.1 million, or 4%, compared to the third quarter of 2008.  The gross margin percentage of 37.4% represents considerable improvement over the 29.2% reported for the third quarter of 2008.  This margin percentage expansion was primarily the result of cost reduction actions taken, a more favorable raw material cost environment, and reduced automotive chemical management services revenue reported on a gross basis.

Selling, general and administrative expenses (“SG&A”) decreased $3.6 million, or 9%, compared to the third quarter of 2008.  Savings from the Company’s restructuring programs, lower commissions, lower travel and entertainment expenses, and other cost savings measures, partially offset by the timing of incentive compensation accruals, accounted for more than 70% of the decline.  Changes in foreign exchange rates accounted for the remainder.

The Company incurred charges related to the former CEO’s supplemental retirement plan of approximately $2.4 million for the first nine months of 2009, which represents the total amount for 2009, and expects to incur a final charge of $1.0 million in 2010.

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The CEO transition costs incurred in the third quarter of 2009 totaled approximately $1.3 million, or approximately $0.07 per diluted share, compared to $1.6 million, or approximately $0.10 per diluted share, for the third quarter of 2008.

The increase in equity income is due to stronger financial performance from all the Company’s associated companies.

Year-to-Date Summary

Net sales for the first nine months of 2009 were $319.8 million, down 31% from $465.4 million for the first nine months of 2008.  The decrease in net sales was primarily due to volume declines in all of the Company’s regions and market segments.  Volumes were down approximately 30%, which were partially offset by a favorable 3% increase in selling price and mix.  Foreign exchange rate translation also decreased revenues by approximately 4%.

Gross margins were down approximately $25.7 million, or 19%, compared to the first nine months of 2008, reflective of the above-noted volume declines.  The gross margin percentage improved to 34.2% for the first nine months of 2009 from 29.0% for the first nine months of 2008.  This gross margin percentage expansion from the first nine months of 2008 was primarily the result of cost reduction actions taken, a more favorable raw material cost environment, and reduced automotive chemical management services revenue reported on a gross basis.

SG&A decreased $19.5 million, or 18%, compared to the first nine months of 2008.  Savings from the Company’s restructuring programs, lower commissions, lower travel and entertainment expenses, and other cost savings measures accounted for more than 70% of the decline.  Changes in foreign exchange rates accounted for the remainder.

Other income for the first nine months of 2009 includes a $1.2 million gain related to the disposition of excess land in Europe, while other income for the first nine months of 2008 includes a net arbitration award of approximately $1.0 million related to litigation with one of the former owners of the Company’s Italian subsidiary.  The increase in net interest expense was primarily due to lower interest income, as lower average debt balances were offset by higher interest rates.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio at September 30, 2009 was 21%, compared to 32% as of December 31, 2008.  The improvement in the Company’s net debt-to-total-capital ratio was primarily due to year-to-date cash flows from operations of $34.7 million.  Operating cash flow improved $7.9 million, compared to the second quarter of 2009, largely due to higher net income and further improvements in working capital.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss third quarter results is scheduled for October 28, 2009 at 2:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$118,922	$159,506	$319,764	$465,412

Cost of goods sold	74,450	112,981	210,541	330,466

Gross margin	44,472	46,525	109,223	134,946
%	37.4%	29.2%	34.2%	29.0%

Selling, general and administrative expenses	34,646	38,278	90,393	109,935
Restructuring and related charges	-	-	2,289	-
CEO Transition Costs	1,250	1,625	2,443	3,505

Operating income	8,576	6,622	14,098	21,506
%	7.2%	4.2%	4.4%	4.6%

Other income (expense), net	217	(96)	2,027	1,752
Interest expense, net	(1,178)	(1,044)	(3,585)	(3,205)
Income before taxes and equity in net income of associated companies	7,615	5,482	12,540	20,053

Taxes on income	2,747	967	4,063	5,848
Income before equity in net income of associated companies	4,868	4,515	8,477	14,205

Equity in net income of associated companies	555	191	640	490

Net income	5,423	4,706	9,117	14,695

Less: Net income attributable to noncontrolling interest	371	266	829	841

Net income attributable to Quaker Chemical Corporation	$5,052	$4,440	$8,288	$13,854
%	4.2%	2.8%	2.6%	3.0%

Per share data:
Net income attributable to Quaker Chemical Corporation, Common Shareholders - basic	$0.46	$0.41	$0.76	$1.33
Net income attributable to Quaker Chemical Corporation, Common Shareholders - diluted	$0.45	$0.41	$0.75	$1.31

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$25,369	$20,892
Construction fund (restricted cash)	3,805	8,281
Accounts receivable, net	100,926	98,702
Inventories, net	47,163	57,419
Prepaid expenses and other current assets	11,229	15,532
Total current assets	188,492	200,826

Property, plant and equipment, net	66,504	60,945
Goodwill	46,362	40,997
Other intangible assets, net	5,852	6,417
Investments in associated companies	8,676	7,987
Deferred income taxes	36,456	34,179
Other assets	38,776	34,088
Total assets	$391,118	$385,439

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,835	$4,631
Accounts and other payables	55,495	51,341
Accrued restructuring and related activities	232	2,198
Accrued compensation	13,652	7,741
Accrued pension and postretirement benefits	1,869	7,380
Other current liabilities	16,114	10,573
Total current liabilities	90,197	83,864
Long-term debt	64,875	84,236
Deferred income taxes	9,055	7,156
Accrued pension and postretirement benefits	35,946	37,638
Other non-current liabilities	44,746	42,670
Total liabilities	244,819	255,564

Quaker shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 11,072,352 shares	11,072	10,833
Capital in excess of par value	26,937	25,238
Retained earnings	117,757	117,089
Accumulated other comprehensive loss	(14,515)	(27,237)
Total Quaker shareholders' equity	141,251	125,923
Noncontrolling interest	5,048	3,952
Total shareholders' equity	146,299	129,875
Total liabilities and shareholders' equity	$391,118	$385,439

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30,
(Dollars in thousands)

	(Unaudited)
	2009	2008
Cash flows from operating activities
Net income	$9,117	$14,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,948	8,279
Amortization	797	906
Equity in net income of associated companies, net of dividends	(610)	(490)
Deferred compensation and other, net	(30)	840
Stock-based compensation	1,585	3,642
Restructuring and related charges	2,289	-
Gain on disposal of property, plant and equipment	(1,194)	(3)
Insurance settlement realized	(1,104)	(981)
Pension and other postretirement benefits	(5,877)	(3,541)

Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	951	(3,723)
Inventories	12,547	(8,550)
Prepaid expenses and other current assets	3,283	(863)
Accounts payable and accrued liabilities	10,273	788
Change in restructuring liabilities	(4,240)	-
Net cash provided by operating activities	34,735	10,999

Cash flows from investing activities
Capital expenditures	(9,811)	(9,198)
Payments related to acquisitions	(1,000)	(1,000)
Proceeds from disposition of assets	1,640	139
Insurance settlement received and interest earned	5,164	5,234
Change in restricted cash, net	416	(13,578)
Net cash used in investing activities	(3,591)	(18,403)

Cash flows from financing activities
Net decrease in short-term borrowings	(1,796)	(1,389)
Proceeds from long-term debt	3,500	10,000
Repayments of long-term debt	(22,875)	(3,165)
Dividends paid	(7,565)	(6,994)
Stock options exercised, other	353	13,974
Distributions to noncontrolling shareholders	(274)	(252)
Net cash (used in) provided by financing activities	(28,657)	12,174

Effect of exchange rate changes on cash	1,990	(899)
Net increase in cash and cash equivalents	4,477	3,871
Cash and cash equivalents at the beginning of the period	20,892	20,195
Cash and cash equivalents at the end of the period	$25,369	$24,066